Exhibit 10r

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

The following summarizes the current compensation and benefits received by the Company’s non-employee directors.  This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Retainer and Meetings Fees

Non-employee director compensation may be revised from time to time by the Board of Directors.  The Board of Directors of Rollins, Inc. (the “Company”), has approved effective January 1, 2011, the following fee schedule for the Board of Directors of the Company and all Committees of the Board of Directors of the Company.

Board of Directors’ Annual Retainer: Board Meeting Attended:	$26,000 per year to each non-employee Director $2,000 per meeting attended

Audit Committee Chairman”	$20,000 per year to the Committee Chairman (in addition to the per meeting fee and a fee of $1,500 for preparation for each quarterly Audit Committee meeting)
Per Meeting Fee: Telephonic Meeting:	$2,500 per Audit Committee meeting $2,500 per Audit Committee telephonic meeting

Compensation Committee Chairman:	$10,000 per year to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$2,000 per Compensation Committee meeting

Nominating/Governance Committee Chairman:	$6,000 per year to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,500 per Nominating/Governance Committee meeting

Diversity Committee Chairman:	$6,000 per year to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,500 per Diversity Committee meeting

The above Committee fees are in addition to the fees otherwise payable to directors for service on the Board of Directors of the Company.

Equity Compensation

Under the terms of the Company’s Stock Incentive Plans, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards.  However, the Company does not make any such awards to non-employees directors under its current compensation practices.

All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation of special assignments.